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                                                                 EXHIBIT 10.10

                            BUSINESS LOAN AGREEMENT

          This Agreement dated as of April 12, 1996, is among Bank of America National Trust and Savings Association (the "Bank"), Kinetic Systems, Inc. ("KSI"), KSI Mfg. & Services, Inc. ("Mfg. & Services"), and Kinetic Systems International, Inc. ("International") (KSI, Mfg. & Services, and International are sometimes referred to collectively as the "Borrowers" and individually as a "Borrower").

1.   LINE OF CREDIT AMOUNT AND TERMS

          1.1  Line of Credit Amount.
               ---------------------

               (a) During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Commitment") is Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000).

               (b) This is a revolving line of credit with within-line facilities for letters of credit and for Local Currency (as defined below) advances to any Borrower and to subsidiaries of any Borrower acceptable to the Bank and located outside of the United States. During the availability period, the Borrowers may repay principal amounts and reborrow them.

               (c) Each advance must be for at least One Hundred Thousand Dollars ($100,000), or for the amount of the remaining available line of credit, if less.

               (d) The Borrowers agree not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters
                                   ----
     of credit, including amounts drawn on letters of credit and not yet reimbursed, plus the Equivalent Amount (as defined below) of all Local
                 ----
     Currency advances to exceed the Commitment.

          1.2  Availability Period. The line of credit is available between the
               -------------------
date of this Agreement and April 15, l998 (the "Expiration Date") unless any Borrower is in default.

          1.3  Interest Rate.
               -------------

               (a) Unless the Borrowers elect an optional lnterest rate as described below, the interest rate is the Bank's Reference Rate.

               (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including

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     the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

          1.4  Repayment Terms.
               ---------------

               (a) The Borrowers will pay interest on May 1, 1996, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

               (b) The Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

          1.5  Optional Interest Rates. Instead of the interest rate based on
               -----------------------
the Bank's Reference Rate, the Borrowers may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrowers. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

               (a)  Fixed Rates.

               (b)  the LIBOR Rate plus 1.75 percentage points.

          1.6  Letters of Credit. This line of credit may be used for financing:
               -----------------

               (i) standby letters of credit with a maximum maturity of 364 days but not to extend more than 90 days beyond the Expiration Date.

               (ii) The amount of the letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Five Million Dollars ($5,000,000).

Each Borrower agrees:

               (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

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               (b)  if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstandinq letters of credit.

               (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

               (d) to sign the Bank's form Application and Aqreement for Standby Letter of Credit.

               (e) to pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

               (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

               (g) to pay the Bank a non-refundable fee equal to 1% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in arrears, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to 2% per annum, effective starting on the day the Bank provides notice of the increase to the Borrowers.

          1.7  The Local Currency Facility.
               ---------------------------

               (a) From time to time during the availability period, the Bank will make Local Currency advances to any one or more of the Borrowers and to subsidiaries of any one of the Borrowers acceptable to the Bank and located outside the United States ("Subsidiaries"). The Equivalent Amount of all Local Currency advances outstanding at any one time under this Agreement may not exceed Two Million Dollars ($2,000,000). It is provided, however, that the Equivalent Amount of Local Currency advances which may be outstanding from time to time may not exceed the unused amount of credit available under the Commitment and shall be added to the principal amount of advances outstanding under this Agreement for purposes of determining the maximum amount of credit available hereunder.

               (b) The Bank shall have no obligation to make any Local Currency advance unless the Bank and the Borrowers or the borrowing Subsidiary agree, at the time of Borrowers' or such Subsidiary's request for a Local Currency advance, on the currency, the amount, the principal payment date, the interest rate and payment dates, the prepayment and overdue

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

     payment terms, and the reserve and tax provisions for such advance.

               (c) The Borrowers or the borrowing Subsidiary shall execute such additional documentation as the Bank may require relating to each Local Currency advance.

               (d) Each Local Currency advance to a Subsidiary shall be guaranteed by the Borrowers pursuant to a guaranty in form and substance satisfactory to Bank.

               (e)  For purposes of this Agreement:

                    (1) "Equivalent Amount" means the equivalent in U. S. Dollars of another currency calculated at the spot rate for the purchase of such other currency with U. S. Dollars quoted by the Bank's Foreign Exchange Trading Center in San Francisco, California, at approximately 8:00 a.m. San Francisco time two (2) Banking Days (as determined by the Bank with respect to such currency) prior to the relevant date.

                    (2) "Local Currency" means a lawful currency other than
          U. S. Dollars which is available at a branch of the Bank located in a country other than the United States and is the legal tender of that country where the branch is located.

          1.8  Foreign Exchange Facility.
               -------------------------

               (a) During the availability period, the bank at its discretion may enter into spot and forward foreign exchange contracts with any one or more of the Borrowers. The foreign exchange contract limit will be Four Million U.S. Dollars (U.S. $4,000,000), and the settlement limit will be Two Million U.S. Dollars (U.S. $2,000,000). The "foreign exchange contract limit" is the maximum limit on the net difference between the total foreign exchange contracts outstanding less the total foreign exchange contracts for which the Borrowers have already compensated the Bank. The "settlement limit" is the maximum limit on the gross total amount of all sale and purchase contracts on which delivery is to be effected and settlement allowed on any one banking day.

               (b) The Bank shall not be required to pay the Borrowers or deliver any foreign currency to the Borrowers under any foreign exchange contract until the Bank receives evidence satisactory to it that the Borrowers have paid the Bank the required U. S. Dollars in immediately available funds or delivered the required foreign currency to the Bank under such foreign exchange contract. The Bank shall not be liable for interest or other damages caused by any such

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     failure to pay or deliver or any such delay in payment or delivery.

               (c) The Borrowers will pay the Bank on demand the Bank's then standard foreign exchange contract fees for each contract.

               (d) Foreign exchange contracts will be in form and substance satisfactory to the Bank.

               (e) No foreign exchange contracts will mature later than 90 days after the last day of the availability period, and in addition no foreign exchange contract shall have a tenor longer than 365 days.

               (f) The Borrowers understand the risks of, and are financially able to bear any losses resulting from, entering into foreign exchange contracts. The Bank shall not be liable for any loss suffered by the Borrowers as a result of the Borrowers' foreign exchange trading. The Borrowers will enter into each foreign exchange contract in reliance only upon the Borrowers' own judgment. The Borrowers acknowledge that in entering into foreign exchange contracts with the Borrowers, the Bank is not acting as a fiduciary. The Borrowers understand that neither the Bank nor the Borrowers have any obligation to enter into any particular foreign exchange contract with the other.

               (g) The Borrowers hereby request the Bank to rely upon and execute the Borrowers' telephonic instructions regarding foreign exchange contracts, and the Borrowers agree that the Bank shall incur no liability for its acts or omissions which result from interruption of communications, misunderstood communications or instructions from unauthorized persons, unless caused by the gross negligence or wilful misconduct of the Bank or its officers or employees. The Borrowers agree to protect the Bank and hold it harmless from any and all loss, damage, claim, expense (including the reasonable fees of outside counsel and the allocated costs of staff counsel) or inconvenience, however arising, which the Bank suffers or incurs or might suffer or incur, based on or arising out of said acts or omissions, except to the extent any such loss, damage, claim, expense, or inconvenience is caused by the gross negligence or wilful misconduct of the Bank or its officers or employees.

               (h) The Borrowers agree to promptly review all confirmations sent to the Borrowers by the Bank. The Borrowers understand that these confirmations are not legal contracts but only evidence of the valid and binding oral contract which the Borrowers have already entered into with the Bank. The Borrowers agree to promptly execute and return to the Bank confirmations which accurately reflect the terms of a foreign exchange contract, and immediately

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     contact the Bank if the Borrowers believe a confirmation is not accurate.
     In the event of a conflict, inconsistency or ambiguity between the provisions of this Agreement and the provisions of a confirmation, the provisions of this Agreement will prevail.

               (i) The Borrowers agree that the Bank may electronically record all telephonic conversations with the Borrowers relating to foreign exchange contracts and that such tape recordings may be submitted in evidence to any court or in any other proceedings relating to such contracts. The Borrowers agree that in the event of a conflict, inconsistency or ambiguity between the terms of a foreign exchange contract as reflected in a tape recording and the terms stated on a confirmation, the terms reflected in the tape recording shall control.

               (j) Any sum owed to the Bank under a foreign exchange contract may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement. The Borrowers hereby authorize the Bank to debit the Borrowers' accounts with the Bank for payments due from the Borrowers to the Bank with respect to any foreign exchange contract. The Borrowers acknowledge that collateral pledged to secure the Borrowers' performance of their obligations under this Agreement secures not only the Borrowers' obligation to repay advances hereunder but also secures the Borrowers' performance of each and every obligation hereunder, including but not limited to the Borrowers' performance of their obligations under foreign exchange contracts with the Bank.

               (k) In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an event of default under this Agreement, or if the Borrowers' aggregate realized or unrealized mark-to-market losses on foreign exchange contracts exceed Five Hundred Thousand Dollars ($500,000) (the "Revaluation Limit"), the Bank may:

                    (1) Suspend performance of its obligations to the Borrowers under any foreign exchange contract;

                    (2) Declare all foreign exchange contracts, interest and any other amounts which are payable by the Borrowers to the Bank immediately due and payable; and

                    (3) Without notice to the Borrowers, close out any or all foreign exchange contracts or positions of the Borrowers with the Bank.

     The Bank shall not be under any obligation to exercise any such rights or remedies or to exercise them at a time or in

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

     a manner beneficial to the Borrowers. The Borrowers shall be liable for any amounts owing to the Bank after exercise of any such rights and remedies.

2.   OPTIONAL, INTEREST RATES

          2.1  Optional Rates. Each optional interest rate is a rate per year.
               --------------
Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrowers have designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

          2.2  Fixed Rate. The election of Fixed Rates shall be subject to the
               ----------
following terms and requirements:

               (a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrowers agree will apply during the applicable interest period.

               (b) The interest period during which the Fixed Rate will be in effect will be no shorter than 30 days and no longer than one year.

               (c) Each Fixed Rate Portion will be for an amount not less than One Million Dollars ($1,000,000).

               (d) Each prepayment of a Fixed Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                    (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                    (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, or earlier).

          2.3  LIBOR Rate. The election of LIBOR Rates shall be subject to the
               ----------
following terms and requirements:

               (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

               (b) Each LIBOR Rate Portion will be for an amount not less than One Million Dollars ($1,000,000).

               (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

          LIBOR Rate =      London Inter-Bank Offered Rate
                            ------------------------------
                             (1.00 - Reserve Percentage)

     Where,

                    (i) "London Inter-Bank Offered Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

                    (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

               (d) The Borrowers shall irrevocably request a LIBOR Rate Portion no later than 11:00 a.m. San Francisco time on the LIBOR Banking Day preceding the day on which the London Rate will be set, as specified above.

               (e) The Borrowers may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.


               (f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                    (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                    (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

               (g) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                    (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

                    (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

3.   FEES AND EXPENSES

          3.1  Loan Fee. The Borrowers agree to pay a Twenty-Five Thousand
               --------
Do1lar ($25,000) fee due by no later than the date of this Agreement.

          3.2  Expenses. The Borrowers agree to immediately repay the Bank for
               --------
expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

          3.3  Reimbursement Costs.
               -------------------

          (a) The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

          (b) The Borrowers agree to reimberse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank by independent appraisers.

4.   COLLATERAL

          4.1  Personal Property. The Borrowers' obligations to the Bank under
               -----------------
this Agreement will be secured by personal property the Borrowers now own or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrowers. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrowers or any one of them to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrowers have otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrowers or any one of them to the Bank shall also secure this Agreement.

               (a)  Machinery, equipment, and fixtures.

               (b)  Inventory.

               (c)  Receivables.

          4.2  Personal Property Supporting Guaranties. The obligations of
               ---------------------------------------
Quality Assurance Management, Inc. ("QAM"), KSI Services, Inc. ("Services"), Hi-Tech Tool Rental, Inc. ("Hi-Tech"), and Submicron Products, Inc. ("Submicron") to the Bank will be secured by personal property QAM, Services, Hi-Tech, and Submicron now own or will own in the future as listed below. The collateral is further defined in security agreements executed by QAM, Services, Hi-Tech, and Submicron.

               (a)  Machinery, equipment, and fixtures.

               (b)  Inventory.

               (c)  Receivables.

5.   DISBURSEMENTS, PAYMENTS AND COSTS

          5.1  Requests for Credit. Each request for an extension of credit will
               -------------------
be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

          5.2 Disbursements and Payments. Each disbursement by the Bank and each
              ------------------------
payment by the Borrowers will be:

               (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

               (b) made for the account of the Bank's branch selected by the Bank from time to time;

               (c) made in immediately available funds, or such other type of funds selected by the Bank;

               (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

          5.3  Telephone and Telefax Authorization.
               -----------------------------------

               (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax instructions for the issuance of letters of credit given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of this Agreement.

               (b) Advances will be deposited in and repayments will be withdrawn from KSI's account number 14873-03172, or such other accounts with the Bank as designated in writing by the Borrowers.

               (c) The Borrowers indemnify and excuse the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrowers to give such instructions. This indemnity and excuse will survive this Agreement's termination.

          5.4  Direct Debit.
               ------------

               (a) The Borrowers agree that interest and principal payments and any fees will be deducted automatically on the due date from KSI's account number 14873-03172, or such other of the Borrowers' accounts with the Bank as designated in writing by the Borrowers.

               (b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first bankinq day following the due date.

               (c) The Borrowers will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

          5.5  Banking Days. Unless otherwise provided in this Agreement, a
               ------------
banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

          5.6  Taxes. If any payments to the Bank under this Agreement are made
               -----
from outside the United States, the Borrowers will not deduct any foreign taxes from any payment they make to the Bank. If any such taxes are imposed on any payments made by the Borrowers (including payments under this paragraph), the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrowers will confirm that they have paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

          5.7  Additional Costs. The Borrowers will pay the Bank, on demand, for
               ----------------
the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

               (a)  any reserve or deposit requirements; and

               (b) any capital requirements relating to the Bank's assets and commitments for credit.

          5.8  Interest Calculation. Except as otherwise stated in this
               --------------------
Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

          5.9  Interest on Late Payments. At the Bank's sole option in each
               -------------------------
instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus two (2.0) percentage points. This may result in compounding of interest.

          5.10  Default Rate. Upon the occurrence and during the continuation
                ------------
of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate which is two (2.0) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

6.   CONDITIONS

          The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this Agreement:

          6.1  Authorizations. Evidence that the execution, delivery and
               --------------
performance by each Borrower (and each Guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

          6.2  Governing Documents. A copy of each Borrower's articles of
               -------------------
incorporation.

          6.3  Security Agreements. Signed original security agreements,
               -------------------
assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

          6.4  Evidence of Priority. Evidence that security interests and liens
               --------------------
in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

          6.5  Insurance. Evidence of insurance coverage, as required in the
               ---------
"Covenants" section of this Agreement.

          6.6  Guaranties. Guaranties signed by QAM, Services, Hi-Tech,
               ----------
Submicron, and The KSI Group, Inc. ("Group"), each in the amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000). (QAM, Services, Hi-Tech, Submicron, and Group are hereinafter sometimes referred to collectively as the "Guarantors" and individually as a "Guarantor").

          6.7  Payment of Fees. Payment of all accrued and unpaid expenses
               ---------------
incurred by the Bank as required by the paragraph entitled "Reimbursement
Costs".

          6.8  Other Items. Any other items that the Bank reasonably requires.
               -----------

          The Bank must receive the following items, in form and content acceptable to the Bank, by no later than 90 days after the date of this
Agreement:

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          6.9  Consent to Removal. For any personal property collateral located
               ------------------
on real property which is located in the United States and which is subject to a mortgage or deed of trust or which is not owned by the grantor of the security interest, a Consent to Removal from the owner of the real property and the holder of any mortgage or deed of trust.

7.   REPRESENTATIONS AND WARRANTIES

          When the Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

          7.1  Organization of Borrowers. Each Borrower is a corporation duly
               -------------------------
formed and existing under the laws of the state where organized.

          7.2  Authorization. This Agreement, and any instrument or agreement
               -------------
required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

          7.3  Enforceable Agreement. This Agreement is a legal, valid and
               ---------------------
binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

          7.4  Good Standing. In each state in which each Borrower does
               -------------
business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

          7.5  No Conflicts. This Agreement does not conflict with any law,
               ------------
agreement, or obligation by which any Borrower is bound.

          7.6  Financial Information. All financial and other information that
               ---------------------
has been or will be supplied to the Bank, including KSI's consolidated financial statement dated as of December 31, l995, is:

               (a) sufficiently complete to give the Bank accurate knowledge of the Borrowers' (and any Guarantor's) financial condition.

               (b)  in form and content required by the Bank.

               (c)  in compliance with all government regulations that apply.

Since the date of the financial statement(s) specified above, there has been no material adverse change in the assets or the financial condition of any Borrower (or any Guarantor).

          7.7  Lawsuits. There is no lawsuit, tax claim or other dispute pending
               --------
or threatened against any Borrower which, if lost, would impair the Borrowers' or any Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

          7.8  Collateral. All collateral required in this Agreement is owned by
               ----------
the grantor of the security interest free of any title defects or any liens or interests of others, except as have been approved by and disclosed in writing to the Bank.

          7.9  Permits, Franchises. Each Borrower possesses all permits,
               -------------------
memberships, franchises, contracts and licenses reguired and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

          7.10 Other Obligations. No Borrower is in default on any obligation
               -----------------
for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

          7.11 Income Tax Returns. No Borrower has any knowledge of any pending
               ------------------
assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

          7.12 No Event of Default. There is no event which is, or with notice
               -------------------
or lapse of time or both would be, a default under this Agreement.

          7.13 ERISA Plans.
               -----------

               (a) Each Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

               (b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

               (c) No action by any Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

               (d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

               (e) The following terms have the meanings indicated for purposes of this Agreement:

                    (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                    (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                    (iv) "Plan" means any employee pension benefit plan maintained or contributed to by any Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

          7.14 Location of Borrowers. Each Borrower's place of business (or, if
               ---------------------
any Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrowers' signature on this Agreement.

8.   COVENANTS

          The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

          8.1  Use of Proceeds. To use the proceeds of the credit only to
               ---------------
finance the Borrowers' general working capital needs and work-in-process.

          8.2  Financial Information. To provide the following financial
               ---------------------
information and statements and such additional information as requested by the Bank from time to time:

               (a) Within 120 days after Group's fiscal year end, Group's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis and must be accompanied by the CPA's management letter (if any).

               (b) Within 90 days after Group's fiscal year end, Group's annual financial statements. These financial statements may be prepared by Group and the Borrowers. The statements shall be prepared on a consolidated (with intercompany eliminations) and consolidating basis.

               (c) Within 45 days after the period's end, Group's quarterly financial statements. These financial statements may be prepared by Group and the Borrowers. The statements shall be prepared on a consolidated basis. Further, these financial statements must compare Group's actual results for the quarter to Group's plan for the quarter and to Group's (or, for quarters prior to the formation and incorporation of Group, KSI's) actual results for the same quarter of the immediately preceding fiscal year.

               (d) Within 120 days after Group's fiscal year end, Group's annual business plan for the then current fiscal year. Such business plan must include a projected balance sheet, a projected income statement, a projected cash flow statement, and a projected capital expenditure budget for each quarter during the then current fiscal year, and those projected financial statements shall be prepared on a consolidated basis.

               (e) Within 120 days after Group's fiscal year end, an equipment listing. The listing must include a description of the equipment owned or leased by each Borrower, its location and cost, and such other information as the Bank may require.

               (f) Statements showing an aging of each Borrower's receivables within 45 days after the end of each fiscal quarter.

               (g) Statements showing an aging of each Borrower's accounts payable within 45 days after the end of each fiscal quarter.

               (h) Statements showing an aging of each Borrower's retentions within 45 days after the end of each fiscal quarter.

               (i) A work-in-progress schedule of the Borrowers prepared on a consolidated basis at the Group level within 45 days after the end of each month.

               (j) Promptly upon the Bank's request, such other statements, lists of property and accounts, budgets, forecasts or reports as to the Borrowers and as to each Guarantor as the Bank may request.

               (k) Within the periods provided in (a) and (c) above, a compliance certificate signed by an authorized financial officer of the Borrowers setting forth (i) the information and computations (in sufficient detail) to establish that the Borrowers are in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrowers are taking and propose to take with respect thereto.

          8.3  Trading Ratio. To maintain on a consolidated basis at the Group
               -------------
level a trading ratio equal to at least 1.0:1.0.

"Trading ratio" means the ratio of (i) cash plus net accounts receivable plus
                                            ----                         ----
retentions plus the total value of inventory plus prepaid expenses plus costs in
           ----                              ----                  ----
excess of billings to (ii) the outstanding principal balance under this
                   --
Agreement plus accounts payable plus accrued expenses plus cash taxes payable
          ----                                        ----
plus billings in excess of costs.
----

"Retentions" means, as of any given time, the amounts (i) owed to the Borrowers under their respective outstanding contracts for work performed and/or labor and materials furnished as of such time and (ii) which the obligated parties are not
                                    ---
required to pay to the Borrowers until certain conditions specified in such contracts, such as completion of the work which the Borrowers have contracted to perform, have been satisfied.

"Billings in excess of costs" and "costs in excess of billings" mean all "billings in excess of costs" and all "costs in excess of billings" as such terms are interpreted in accordance with generally accepted accounting principles consistently applied for the construction industry.

"The total value of inventory" shall be determined by using Group's financial statements for the fiscal quarter just ended as provided to the Bank under Paragraph 8.2 above.

"The outstanding principal balance under this Agreement" means the outstanding principal balance of advances under this Agreement and includes the Equivalent Amount of the principal balance of any Local Currency advances but excludes the undrawn amounts of outstanding letters of credit.

This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis.

          8.4  Total Liabilities to Tangible Net Worth. To maintain on a
               ---------------------------------------
consolidated basis at the Group level a ratio of total liabilities minus costs in excess of billings to tangible net worth not exceeding 2.5:1.0.

"Total liabilities" means the sum of current liabilities plus long term liabilities.

"Tangible net worth" means the gross book value of the Borrowers' assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of the Borrowers) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

          8.5  Cash Flow Coverage Ratio. To maintain on a consolidated basis at
               ------------------------
the Group level a cash flow coverage ratio of at least 2.0:1.0.

"Cash flow coverage ratio" means the ratio of (i) net income from operations and investments, after taxes, plus depreciation plus amortization expense plus
                          ----              ----                      ----
interest expense minus unfinanced capital expenditures minus cash dividends
                 -----                                 -----
paid to (ii) interest expense plus the current portion of long-term capital
     --                       ----
lease obligations plus the current portion of long-term liabilities. This
                  ----
ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long-term liabilities and long-term capital lease obligations will be measured as of the last day of the preceding fiscal year.

          8.6  Profitability. To maintain on a consolidated basis at the Group
               -------------
level a positive net income before taxes and extraordinary items and a positive net income after taxes and extraordinary items for each quarterly accounting period.

          8.7  Other Debts.  Not to have outstanding or incur any direct or
               -----------
contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others without the Bank's written consent. This does not prohibit:

               (a) Acquiring goods, supplies, or merchandise on normal trade credit.

               (b) Endorsing negotiable instruments received in the usual course of business.

               (c)  Obtaining surety bonds in the usual course of business.

               (d) Debts, lines of credit, and leases (including, without limitation, capital leases in favor of Silicon Valley Bank as lessor) either disclosed in writing to the Bank in KSI's financial statement dated December 31, 1995, or incurred or entered into after December 31, 1995 and in existence on the date of this Agreement, and refinancings of any such debts, lines of credit, and leases that do not increase the Borrowers' maximum liabilities thereunder.

               (e) Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

               (f) Additional debts secured by purchase money security interests permitted under Paragraph 8.8(c) below.

               (g) Additional debt to Silicon Valley Bank secured by the equipment financed or refinanced by such debt, provided that the total outstanding principal amount of such debt, together with the total outstanding principal amount of any such debt of any Guarantor to Silicon Valley Bank, does not exceed Five Million Dollars ($5,000,000) at any one time.

               (h) Additional debts of Borrowers for business purposes which do not exceed a total principal amount of Five Hundred Thousand Dollars ($500,000) outstanding at any one time.

          8.8  Other Liens. Not to create, assume, or allow any security
               -----------
interest or lien (including judicial liens) on property any Borrower now or later owns, except:

               (a)  Deeds of trust and security agreements in favor of the Bank.

               (b) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

               (c) Additional purchase money security interests in personal property acquired by the Borrowers or any one of them after the date of this Agreement.

               (d) Additional liens against the property of the Borrowers or any one of them which secure obligations permitted under subparagraphs (d),
     (e), (g), and (h) of Paragraph 8.7 above.

               (e) Liens for taxes, assessments, or governmental charges or levies or liens arising in the ordinary course of business in connection with workers' compensation, unemployment insurance or social security obligations, or the claims or demands of mechanics, materialmen, carriers, warehousemen, and like persons, to the extent (i) such liens are not yet delinquent or remain payable without penalty or are, without threat of loss or impairment of collateral, being contested in good faith by appropriate proceedings and (ii) the payment of such liens is adequately covered by
                 ---
     insurance or by reserves, bonds, or other security acceptable to the Bank.

               (f) Liens (other than liens on the collateral) on the property of any one or more of the Borrowers securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), tenders, or statutory obligations, (ii) contingent obligations on surety or appeal bonds, or (iii) other non-delinquent obligations of like nature, to the extent such liens are incurred, in each case, in the ordinary course of business and such liens in the aggregate would not (even if enforced) materially impair the use of any of the Borrowers' assets in their businesses or the Borrowers' financial condition or ability to repay this credit.

          8.9  Capital Expenditures.  Not to spend or incur obligations
               --------------------
(including the total amount of any capital leases) for more than Six Million Dollars ($6,000,000) in any single fiscal year to acquire fixed or capital assets. For purposes of calculating the Borrowers' compliance with this covenant, any subparagraph (g) of Paragraph 8.7 above shall be included in the calculation.

          8.10 Dividends.  Not to declare or pay any dividends on any of the
               ---------
Borrowers' shares, and not to purchase, redeem or otherwise acquire for value any of the Borrowers' shares, or create any sinking fund in relation thereto, except:

               (a)  dividends payable in capital stock of the Borrowers.

               (b) from earnings available for dividends and earned during the immediately preceding fiscal year, and in any event, not in excess of Eight Hundred Fifty Thousand Dollars ($850,000) in any one fiscal year on a combined basis for all Borrowers and Group.

          8.11 Loans to Officers, Affiliates, Etc.  Not to make any loans,
               ----------------------------------
advances or other extensions of credit to any Borrower's executives, officers, or directors or shareholders (or any relatives of any of the foregoing) in an aggregate outstanding amount exceeding One Hundred Thousand Dollars ($100,000) at any one time for all such extensions of credit, and not to make any loans, advances, or other extensions of credit whatsoever to any affiliate of any Borrower. The Borrowers' compliance with this covenant will be measured by the Bank at the end of each fiscal quarter.

          8.12 Change of Ownership. Not to cause, permit, or suffer any change,
               -------------------
direct or indirect, in any Borrower's capital ownership, except for any such changes resulting from transfers of shares between existing shareholders of such Borrower.

          8.13 Maximum Outstandings.  Not to permit the outstanding principal
               --------------------
balance of advances under this Agreement to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and April 15, 1997, and each subsequent one-year period (if any). For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

          8.14 Notices to Bank.  To promptly notify the Bank in writing of:
               ---------------

               (a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against any one or more of the Borrowers (or any Guarantor).

               (b) any substantial dispute between any Borrower (or any Guarantor) and any government authority.

               (c)  any failure to comply with this Agreement.

               (d) any material adverse change in any Borrower's (or any Guarantor's) financial condition or operations.

               (e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business.

          8.15 Books and Records.  To maintain adequate books and records.
               -----------------

          8.16 Audits.  To allow the Bank and its agents to inspect the
               ------
Borrowers' properties and examine, audit and make copies of books or records at any reasonable time. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

          8.17 Compliance with Laws.  To comply with the laws (including any
               --------------------
fictitious name statute), regulations, and orders of any government body with authority over each Borrower's business.

          8.18 Preservation of Rights.  To maintain and preserve all rights,
               ----------------------
privileges, and franchises each Borrower now has.

          8.19 Maintenance of Properties.  To make any repairs, renewals, or
               -------------------------
replacements to keep each Borrower's properties in good working condition.

          8.20 Perfection of Liens.  To help the Bank perfect and protect its
               -------------------
security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

          8.21 Cooperation.  To take any action reasonably requested by the Bank
               -----------
to carry out the intent of this Agreement.

          8.22 Insurance.
               ---------

               (a)  Insurance Covering Collateral. To maintain all risk property
                    -----------------------------
     damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

               (b)  General Business Insurance. To maintain insurance
                    --------------------------
     satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrowers' properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrowers' business.

               (c)  Evidence of Insurance. Upon the request of the Bank, to
                    ---------------------
     deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

          8.23 Additional Negative Covenants. Not to, without the Bank's written
               -----------------------------
consent:

               (a) engage in any business activities substantially different from the Borrowers' present business.

               (b) liquidate or dissolve the Borrowers' or any Borrower's business.

               (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination (except joint ventures entered into by any Borrower in the ordinary course of its present business) or acquire or purchase a business or its assets. It is provided, however, that the Borrowers may enter into mergers or acquisitions in any fiscal year for an aggregate consideration, including assumption of debt, not in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) so long as in each case:

                    (i) the other business entity party to the merger or acquisition engages in business activities similar or complimentary to the Borrowers' present business activities,

                    (ii) the prior, effective written consent or approval of the other entity's board of directors or equivalent governing body has been obtained, and

                    (iii) the Borrowers have given the Bank at least 30 days' prior written notice of such merger or acquisition and such notice is accompanied by

                         (A) a description of the other entity's business,

                         (B) financial statements showing that the other entity
               has not incurred a net loss, after taxes and extraordinary items, in excess of One Hundred Thousand Dollars ($100,000) in either of its two most recent fiscal years, and

                         (C) a compliance certificate signed by an authorized
               financial officer of the Borrowers setting forth information and computations (in sufficient detail) projecting that the Borrowers will be in compliance with all financial covenants at the end of the fiscal quarter during which such merger or acquisition closes and at the end of each fiscal quarter and fiscal year thereafter.

               (d) lease, or dispose of all or a substantial part of the Borrowers' or any Borrower's business or the Borrowers' or any Borrower's assets or enter into any sale and leaseback agreement covering any of the Borrowers' or any Borrower's fixed or capital assets, except in an aggregate amount not exceeding Three Million Dollars ($3,000,000) in any fiscal year for all Borrowers on any aggregate basis.

               (e) except as permitted under subparagraph (c) immediately above, not to (i) purchase or acquire, or make any commitment to purchase or acquire, any capital stock, equity interest, or any obligations or other securities of any business entity, or (ii) make or commit to make any loan, advance, or other extension of credit or capital contribution to, or any other investment in, any such entity, unless in conjunction with the
                                           ------
     formation of a wholly-owned subsidiary by any Borrower.

               (f) sell or otherwise dispose of any assets for less than fair market value.

               (g) voluntarily suspend the Borrowers' or any Borrower's business for more than 7 days in any 30-day period.

          8.24  ERISA Plans.  To give prompt written notice to the Bank of:
                -----------

                (a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

                (b) Any action by any Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                (c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

                (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

9.   HAZARDOUS WASTE INDEMNIFICATION

     The Borrowers will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of any Borrower's use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrowers' or any Borrower's property or operations or property leased to the Borrowers or any Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrowers' obligations to the Bank and will not limit any of the Bank's rights and remedies under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or under any other federal, state or local law relating to environmental, health, safety and land use matters.

10.  DEFAULT

     If any of the following events occurs, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

          10.1 Failure to Pay. Any Borrower fails to make a payment under this
               --------------
Agreement when due.

          10.2 Lien Priority. The Bank fails to have an enforceable first lien
               -------------
(except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this credit.

          10.3 False Information. Any Borrower (or any Guarantor) has given the
               -----------------
Bank false or misleading information or representations.

          10.4 Bankruptcy. Any Borrower (or any Guarantor) files a bankruptcy
               ----------
petition, a bankruptcy petition is filed against any Borrower (or any Guarantor), or any Borrower (or any Guarantor) makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against any Borrower (or any Guarantor) is dismissed within a period of 45 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

          10.5 Receivers. A receiver or similar official is appointed for any
               ---------
Borrower's (or any Guarantor's) business, or the business is terminated.

          10.6 Judgments. Any judgments or arbitration awards are entered
               ---------
against any one or more of Borrowers (or any Guarantor), or any one or more of Borrowers (or any Guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

          10.7 Government Action. Any government authority takes action that the
               -----------------
Bank believes materially adversely affects any Borrower's (or any Guarantor's) financial condition or ability to repay.

          10.8 Material Adverse Change. A material adverse change occurs in the
               -----------------------
Borrowers' (or any Guarantor's) financial condition, properties or prospects, or ability to repay this credit.

          10.9 Cross-Default. Any default occurs under any agreement in
               -------------
connection with any credit any Borrower (or any Guarantor) or any of the Borrowers' other related entities or affiliates has obtained from anyone else or which any Borrower (or any Guarantor) or any of the Borrowers' related entities or affiliates has guaranteed if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

          10.10 Default under Related Documents. Any guaranty, subordination
                -------------------------------
agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

    10.11  Other Bank Agreements.  Any Borrower (or any Guarantor) fails to meet
           ---------------------
the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any Guarantor) has with the Bank or any affiliate of the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of 30 days after the date on which the Bank gives written notice of the breach to the Borrowers; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

     10.12 ERISA Plans.  The occurrence of any one or more of the following
           -----------
events with respect to any Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject such Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of such Borrower with respect to a Plan:

           (a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

           (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or such Borrower's full or partial withdrawal from a Plan.

     10.13  Retention of Certain Executive Officers. William A. Bianco fails to
            ---------------------------------------
remain either President and Chief Executive Officer or Executive Vice President and Chief Operating Officer of each Borrower or David J. Shimman fails to remain either President and Chief Executive Officer or Executive Vice President and Chief Operating Officer of each Borrower.

     10.14  Other Breach Under Agreement.  Any Borrower fails to meet the
            ----------------------------
conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of 30 days after the date on which the Bank gives written notice of the breach to such Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

11.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

     11.1 GAAP.  Except as otherwise stated in this Agreement, all financial
          ----
information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

       11.2  California Law.  This Agreement is governed by California law.
             --------------

       11.3  Successors and Assigns.  This Agreement is binding on the
             ----------------------
Borrowers' and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

       11.4  Arbitration.
             -----------

             (a) This paragraph concerns the resolution of any controversies or claims between any one or more of Borrowers and the Bank, including but not limited to those that arise from:

                   (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                   (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                   (iii) Any violation of this Agreement; or

                   (iv) Any claims for damages resulting from any business conducted between any one or more of Borrowers and the Bank, including claims for injury to persons, property or business interests (torts).

             (b) At the request of any Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

             (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

             (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

          (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

          (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

          (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrowers and the Bank must consent to submission of the claim or controversy to arbitration. If all parties do not consent to arbitration, the controversy or claim will be settled as follows:

                   (i) The Borrowers and the Bank will designate a referee (or panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                   (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure
     Section 638 and the following related sections;

                   (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                   (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

          (h) This provision does not limit the right of the Borrowers or the Bank to:

                   (i)   exercise self-help remedies such as setoff;

                   (ii) foreclose against or sell any real or personal property collateral; or

                   (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                        (A)  an interim remedy; and/or

                        (B)  additional or supplementary
                remedies.

                (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrowers or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrowers and the Bank to seek resolution through arbitration.

                (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

          11.5  Severability; Waivers.  If any part of this Agreement is not
                ---------------------
enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

          11.6  Administration Costs.  The Borrowers shall pay the Bank for all
                --------------------
reasonable costs incurred by the Bank in connection with administering this Agreement.

          11.7  Attorneys' Fees. The Borrowers shall reimburse the Bank for any
                ---------------
reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against any of the Borrowers under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

          11.8  Joint and Several Liability.
                ---------------------------

     (a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

     (b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

     (c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

     (d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

     (e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

     (f) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

     (g) Each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

        11.9  One Agreement.  This Agreement and any related security or other
              -------------
agreements required by this Agreement, collectively:

              (a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

              (b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

              (c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

        11.10  Notices.  All notices required under this Agreement shall be
               -------
personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing.

        11.11  Headings.  Article and paragraph headings are for reference only
               --------
and shall not affect the interpretation or meaning of any provisions of this Agreement.

        11.12  Counterparts.  This Agreement may be executed in as many
               ------------
counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

        11.13  Commitment Expiration.  The Bank's commitment to extend credit
               ---------------------
under this Agreement will expire on May 29, 1996, unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank on or before that date.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America National
Trust and Savings Association          Kinetic Systems, Inc.

By /s/                                 By  /s/ David I. Shimmon
  --------------------------------        -------------------------------------
Title V.P.                             Title  Exec. Vice President
     -----------------------------          -----------------------------------
By                                     By  /s/ Marie R. Bianco
   -------------------------------       --------------------------------------
Title                                  Title  Exec. Vice President
     -----------------------------          -----------------------------------

Address where notices to
the Bank are to be sent:               KSI Mfg. & Services, Inc.
101 Park Center Plaza
San Jose, CA 95113
                                       By  /s/ David I. Shimmon
                                         -------------------------------------
                                       Title  Exec. Vice President
                                             ---------------------------------
                                       By  /s/ Marie R. Bianco
                                         -------------------------------------
                                       Title  Exec. Vice President
                                             ---------------------------------

                                       Kinetic Systems
                                       International, Inc.

                                       By  /s/ David I. Shimmon
                                         -------------------------------------
                                       Title  Exec. Vice President
                                             ---------------------------------
                                       By  Marie R. Bianco
                                         -------------------------------------
                                       Title  Exec. Vice President
                                             ---------------------------------

                                       Address where notices to
                                       the Borrowers are to be sent:
                                       3080 Raymond Street
                                       Santa Clara, CA 95054

                                       with a copy to:

                                       ---------------------------------------

                                       ---------------------------------------

                                       ---------------------------------------